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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
              DISTRIBUTION FOR FIRST QUARTER OF FISCAL 2007


RED BANK, N.J. January 29, 2007 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 89 cents per unit for the first quarter of fiscal 2007, payable on February 28, 2007 to owners of record on February 13, 2007. The February distribution reflects royalties from sales of natural gas, sulfur and oil made during the last calendar quarter of 2006. Including the distribution for the first quarter of fiscal 2007, the cumulative distribution for the last four quarters was $3.32 per Trust unit.

John R. Van Kirk, Managing Director, reported that this year's distribution was four cents or 4.7% higher than the distribution for the first quarter of fiscal 2006. Gas sales from the higher royalty rate area of western Oldenburg decreased 10.4% to 17.512 billion cubic feet ("Bcf") in the first quarter of 2007 from 19.540 Bcf for the first quarter of fiscal 2006.
Western Oldenburg gas prices increased 10.8% to 2.2673 Euro cents per kilowatt hour ("Ecents/Kwh") in the first quarter of 2007 from 2.0456 Ecents/Kwh for the first quarter of fiscal 2006. Gas sales from the entire Oldenburg concession covered under the lower royalty rate agreement decreased 12.3% to 41.976 Bcf in the first quarter of fiscal 2007 from 47.876 Bcf in the first quarter of fiscal 2006. In comparison for the same period and for gas sold under this same agreement, gas prices increased 13.1% to 2.4017 Ecents/Kwh in the first quarter of 2007 from 2.1240 Ecents/Kwh for the firs quarter of fiscal 2006. Based upon the Euro conversion rates applied and the amount of royalties in Euros received by the Trust during the quarter just ending, the average value of the Euro was $1.3019, up 9.1% from the average value of $1.1936 for the first quarter of fiscal 2006.

The Annual Meeting of Unit Owners will be held at 1:30 PM on February 12, 2007 at The University Club in New York City. All owners are invited to attend.

For further information on this release or the upcoming meeting contact John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at neort@aol.com.